EXHIBIT 99.1
NEWS RELEASE
Pioneer Announces Sale of Deepwater Gulf of Mexico Assets
February 23, 2006 — Pioneer Natural Resources Company (NYSE:PXD) announced today that its wholly-owned subsidiary, Pioneer Natural Resources USA, Inc., has entered into a purchase and sale agreement through which Marubeni Offshore Production (USA) Inc., a subsidiary of Marubeni Corporation, will acquire certain deepwater Gulf of Mexico assets from Pioneer for cash proceeds of $1.3 billion. The transaction has an effective date of January 1, 2006 and is expected to close in March or April. The agreement is subject to customary post-closing adjustments, the exercise of preferential rights related to some of the properties and federal antitrust clearance.
The transaction includes Pioneer’s interest in three producing projects (the Falcon Corridor, Devils Tower and Canyon Express), two potential development projects (Ozona Deep and Thunder Hawk) and 88 exploration blocks.
Pioneer is retaining its 55% operated interest in Green Canyon Blocks 299 and 300 where it drilled the Clipper discovery announced in October 2005. Pioneer has a rig contracted to drill appraisal wells on the discovery in the second quarter and is currently evaluating possible development scenarios.
Pioneer plans to use a portion of the proceeds to initiate the repurchase of the remaining $350 million of shares authorized under its previously announced $1 billion share repurchase program. Proceeds will also be used to fund a portion of its 2006 capital budget and reduce short-term debt. During December 2005, the Company’s net daily production from the properties being divested averaged approximately 38,000 barrels oil equivalent.
Scott D. Sheffield, Pioneer’s Chairman and CEO, stated, “We are pleased to have completed this transaction with Marubeni while retaining the opportunity to utilize our commercialization expertise to develop Clipper. With the completion of our divestitures and our commitment to complete the $1 billion share repurchase program, we are successfully delivering on the strategic initiatives we announced last September. Approximately 92% of our production and 98% of our proved reserves will now be located in onshore oil and gas basins in North America. These core assets, coupled with several emerging resource plays, provide a strong platform for the company to begin delivering consistent, profitable growth over the next five years.”
Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, Canada and Africa. For more information, visit Pioneer’s website at www.pioneernrc.com.
Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties which may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, third party approvals, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer’s ability to replace reserves, implement its business plans (including its plans to complete certain asset divestments and to repurchase stock at favorable prices) or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental and weather risks. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.
Company Contacts:
Pioneer Natural Resources
Investors: Frank Hopkins or Chris Paulsen
Media and Public Affairs: Susan Spratlen
(972) 444-9001
Marubeni Offshore Production (USA) Inc.
Matthew Cabell
(832) 379-1100